                                                                      EXHIBIT 11

                  DELPHI FINANCIAL GROUP, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE RESULTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                            Three Months Ended
                                                                                                 March 31,
                                                                                            1997           1996
                                                                                        ----------      ----------
Computation for consolidated statements of income:
    Income from continuing operations...............................................    $   20,298      $   10,246
    Discontinued operations, net of income tax benefit..............................             -            (371)
                                                                                        ----------      ----------
       Net income...................................................................    $   20,298      $    9,875
                                                                                        ==========      ==========


    Weighted average number of common shares outstanding............................        18,143          15,248
    Add common equivalent shares (determined using the "treasury stock" method)
       representing shares issuable upon exercise of stock options and deferred shares       1,472             837
                                                                                        ----------      ----------
    Weighted average number of common shares used in computation
       of results per share of common stock.........................................        19,615          16,085
                                                                                        ==========      ==========


    Results per share of common stock:
       Income from continuing operations............................................    $     1.03      $     0.64
       Discontinued operations, net of income tax benefit...........................             -           (0.03)
                                                                                        ----------      ----------
          Net income................................................................    $     1.03      $     0.61
                                                                                        ==========      ==========

Assuming full dilution:
    Weighted average common shares outstanding......................................        19,615          16,085
    Incremental common shares applicable to stock options based on the more dilutive of the common stock ending or average (during the
       period) market value per share...............................................             5               4
                                                                                        ----------      ----------
    Weighted average common shares, assuming full dilution..........................        19,620          16,089
                                                                                        ==========      ==========

    Results per share of common stock, assuming full dilution:
       Income from continuing operations............................................    $     1.03      $     0.64
       Discontinued operations, net of income tax benefit...........................             -           (0.03)
                                                                                        ----------      ----------
       Net income...................................................................    $     1.03      $     0.61
                                                                                        ==========      ==========